AMENDMENT NO. 1 TO DECLARATION OF TRUST OF
                    PACIFIC BASIN EQUITY PORTFOLIO PORTFOLIO

                            DATED AS OF JUNE 15, 1993


       The undersigned, being all the Trustees of Pacific Basin Equity Portfolio, a New York Trust (the "Trust"), acting pursuant to the last paragraph of Section 10.4 of the Declaration of Trust dated as of June 15, 1993 (the "Declaration"), hereby amend Article VI by adding Section 6.4 in its entirety as follows:

         6.4. Series Designation. The Trust may be divided into series, the number and relative rights, privileges and preferences of which shall be established and designated by the Trustees, in their discretion, in accordance with the terms of this Section 6.4. The Trustees may from time to time exercise their power to authorize the division of the Trust into one or more series by establishing and designating one or more series of Interests upon and subject to the following provisions:

         (a) All Interests shall be identical except that there may be such variations as shall be fixed and determined by the Trustees between different series as to the right of withdrawal and the price, terms and manner of withdrawal, and special and relative rights as to income allocations and on liquidation.

         (b) The number of authorized Interests and the number of Interests of each series that may be issued shall be unlimited. The Trustees may classify or reclassify any unissued Interests or any Interests previously issued and reacquired of any series into one or more series that may be established and designated from time to time. The Trustees may reissue for such consideration and on such terms as they may determine, or cancel any Interests of any series reacquired by the Trust at their discretion from time to time.

         (c) All consideration received by the Trust for the issue of Interests of a particular series, together with all assets in which such consideration is invested or reinvested, all income, earnings, profits, and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall irrevocably belong to that series for all purposes, subject only to the rights of creditors of such series, and shall be so recorded upon the books of account of the Trust. In the event that there are any assets, income, earnings, profits, and proceeds thereof, funds, or payments which are not readily identifiable as belonging to any particular series, the Trustees shall allocate them among any one or more of the series established and designated from time to time in such manner and on such basis as they, in their sole discretion, deem fair and equitable. Each such allocation by the Trustees shall be conclusive and binding upon the Holders of all series for all purposes. No Holder of any particular series shall have any claim on or right to any assets belonging to any other series in which it does not hold an Interest.



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          (d) The assets  belonging to each  particular  series shall be charged with the liabilities of the Trust in respect of that series and all expenses, costs, charges and reserves attributable to that series, and any general liabilities, expenses, costs, charges or reserves of the Trust which are not readily identifiable as belonging to any particular series shall be allocated and charged by the Trustees to and among any one or more of the series established and designated from time to time in such manner and on such basis as the Trustees in their sole discretion deem fair and equitable. Each allocation of liabilities, expenses, costs, charges and reserves by the Trustees shall be conclusive and binding upon the Holders of all series for all purposes. Under no circumstances shall the assets allocated or belonging to any particular series be charged with liabilities attributable to any other series. All Persons who have extended credit which has been allocated to a particular series, or who have a claim or contract which has been allocated to any particular series, shall look only to the assets of that particular series for payment of such credit, claim or contract.

         (e) The power of the Trustees to invest and reinvest the Trust Property allocated or belonging to any particular series shall be governed by Section 3.2 hereof unless otherwise provided in the instrument of the Trustees establishing such series which is hereinafter described.

         (f) Each Interest in a series shall represent an Interest in the net assets allocated or belonging to such series only, and such Interest shall not extend to the assets of the Trust generally. Distributions and allocations of a particular series may be paid with such frequency as the Trustees may determine, which may be made daily or otherwise, pursuant to a standing resolution or resolutions adopted only once or with such frequency as the Trustees may determine, to the Holders of that series only, from such of the income, accrued or realized, from the assets belonging to that series, as the Trustees may determine, after providing for actual and accrued liabilities belonging to that series. All distributions and allocations of a particular series shall be distributed pro rata to the Holders of that series in proportion to the size of their Interest in that series held by such Holders at the date and time of record established for the payments of such distributions and allocation. Interests of any particular series of the Trust may be withdrawn solely out of Trust Property allocated or belonging to that series. Upon liquidation or termination of a series of the Trust, Holders of such series shall be entitled to receive a pro rata share of the net assets of such series only.

         (g) Notwithstanding any provision hereof to the contrary, on any matter submitted to a vote of the Holders, all interests then entitled to vote shall be voted by individual series, except that (i) when required by the 1940 Act to vote in the aggregate, Interests shall not be voted by individual series, and
(ii) when the Trustees have determined that the matter affects only the Interests of one or more series, only Holders of such series shall be entitled to vote thereon.

         (h) The establishment and designation of any series shall be effective upon the execution by a majority of the then Trustees of an instrument setting forth such establishment and designation and the relative rights and preferences of such series, or as otherwise provided in such instrument. At any time that there are no Interests outstanding of any particular series previously established and designated, the Trustees may by an instrument executed by a


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majority  of  their  number  abolish  that  series  and  the  establishment  and designation thereof. Each instrument referred to in this paragraph shall have the status of an amendment to this Declaration.

         The Trustees also acting pursuant to the last paragraph of Section 10.4 of the Declaration, hereby amend in its entirety paragraph (a) of Section 10.4 of the Trust's Declaration of Trust as follows:

         (a) This Declaration may be amended by the vote of Holders of more than 50% of all Interests at any meeting of Holders or by an instrument in writing without a meeting, executed by a majority of the Trustees and consented to by the Holders of more than 50% of all Interests. Notwithstanding any other provision hereof, this Declaration may be amended by an instrument in writing executed by a majority of the Trustees, and without the vote or consent of Holders, for any one or more of the following purposes: (i) to change the name of the Trust, (ii) to supply any omission, or to cure, correct or supplement any ambiguous, defective or inconsistent provision hereof, (iii) to conform this Declaration to the requirements of applicable federal law or regulations or the requirements of the applicable provisions of the Code, (iv) to change the state or other jurisdiction designated herein as the state or other jurisdiction whose law shall be the governing law hereof, (v) to effect such changes herein as the Trustees find to be necessary or appropriate (A) to permit the filing of this Declaration under the law of such state or other jurisdiction applicable to trusts or voluntary associations, (B) to permit the Trust to elect to be treated as a "regulated investment company" under the applicable provisions of the Code,
(C) to permit the Trust to comply with fiscal or other statutory or official requirements of any government authority, (D) to permit the transfer of Interests (or to permit the transfer of any other beneficial interest in or share of the Trust, however denominated), or (E) to create separate series of Interests as provided in Section 6.4, and (vi) in conjunction with any amendment contemplated by the foregoing clause (iv) or the foregoing clause (v) to make any and all such further changes or modifications to this Declaration as the Trustees find to be necessary or appropriate, any finding of the Trustees referred to in the foregoing clause (v) or the foregoing clause (vi) to be conclusively evidenced by the execution of any such amendment by a majority of the Trustees; provided, however, that unless effected in compliance with the provisions of Section 10.4(b) hereof, no amendment otherwise authorized by this sentence may be made which would reduce the amount payable with respect to any Interest upon liquidation of the Trust and; provided, further, that the Trustees shall not be liable for failing to make any amendment permitted by this Section 10.4(a).

         The undersigned have executed this amendment as of the year and date first written above.



------------------------   ------------------------   ------------------------
/s/Philip W. Coolidge      /s/James B. Craver         /s/Thomas M. Lenz
As Trustee and not         As Trustee and not         As Trustee and not
Individually               Individually               Individually